UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2011
SIRIUS XM RADIO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 584-5100

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     In October 2011, an aggregate of approximately 202,400,000 shares of our common stock were returned to us from Morgan Stanley Capital Services Inc. and UBS AG, which we retired upon receipt. After giving effect to the retirement of these shares, as of September 30, 2011, we would have had 3,749,546,009 shares of common stock issued and outstanding. This figure excludes shares of our common stock issuable upon the conversion of the preferred stock held by an affiliate of Liberty Media and other convertible securities and upon the exercise of warrants and stock options that are currently outstanding.
     In August 2008, we loaned 262,400,000 shares of our common stock to Morgan Stanley and UBS to facilitate the offering of our 7% Exchangeable Senior Subordinated Notes due 2014. In July 2009, Morgan Stanley returned to us 60,000,000 shares of our common stock that were borrowed. These shares were also retired upon receipt.
     We did not pay Morgan Stanley or UBS any consideration in connection with the return of the shares. Once borrowed shares are returned, they may not be reborrowed under the share lending agreements.
     The shares loaned to Morgan Stanley and UBS were issued and outstanding for corporate law purposes. Under GAAP, the borrowed shares were not considered outstanding for the purpose of computing and reporting net income (loss) per common share. The retirement of these shares will have no effect on the calculation of our earnings per share.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS XM RADIO INC.
By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

Dated: October 19, 2011

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